Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Simcere Pharmaceutical Group of our report dated February 28, 2007 with respect to the consolidated balance sheets of Simcere Pharmaceutical Group and its subsidiaries as of December 31, 2004, 2005 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the Form F-1 of Simcere Pharmaceutical Group filed on April 19, 2007.

KPMG

Hong Kong, China

/s/ KPMG

October 16, 2007